April 22, 2024

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

United States of America

Re:	Medicenna Therapeutics Inc.
Application for Withdrawal
Post-Effective Amendment No. 1 to Form F-3 (File No. 333-269868)
Filed April 16, 2024 under EDGAR code F-3/A

Ladies and Gentlemen:

In accordance with Rule 477(a) under the Securities Act of 1933, as amended, and as requested by the staff of the Securities and Exchange Commission (the “SEC Staff”), Medicenna Therapeutics Inc. (the “Company”) hereby respectfully requests the withdrawal of its post-effective amendment no. 1 to Form F-3 (File No. 333-269868) filed on April 16, 2024 because it was inadvertently filed under the incorrect EDGAR code for pre-effective amendments, “F-3/A”, rather than “POS AM”.

As requested by the SEC Staff, post-effective amendment no. 1 to the Form F-3 will be re-filed under the correct EDGAR code.

If you have any questions or require further information, please do not hesitate to contact Thomas Rose of Troutman Pepper Hamilton Sanders LLP, the Company’s outside counsel, at (757) 687-7715.

Sincerely,

Medicenna Therapeutics Inc.

/s/ David Hyman

David Hyman

Chief Financial Officer